Exhibit 99.1

Triangle Capital Corporation
Computation of Ratio of Earnings to Fixed Charges

	Year Ended 12/31/2012	Year Ended 12/31/2013	Year Ended 12/31/2014	Year Ended 12/31/2015	Year Ended 12/31/2016	Six Months Ended 6/30/2017
Earnings:
Net Increase (Decrease) in Net Assets Resulting from Operations	$60,063,517	$81,211,880	$28,362,448	$47,857,252	$34,256,432	$5,165,494
Add back: Income Tax Expense (Benefit) and Excise Taxes	551,830	539,561	3,103,876	384,028	435,245	304,181
Add back: Fixed Charges	17,242,709	20,647,256	21,180,153	28,148,018	26,720,572	14,024,130
Total Earnings	$77,858,056	$102,398,697	$52,646,477	$76,389,298	$61,412,249	$19,493,805
Fixed Charges:
Interest and other financing fees	$16,412,898	$20,234,583	$21,180,153	$26,754,001	$26,720,572	$14,024,130
Loss on extinguishment of debt	829,811	412,673	—	1,394,017	—	—
Total Fixed Charges	$17,242,709	$20,647,256	$21,180,153	$28,148,018	$26,720,572	$14,024,130
Ratio of Earnings to Fixed Charges	4.52	4.96	2.49	2.71	2.30	1.39
Footnote disclosure:
Footnote (1) disclosure and calculation:

	Year Ended 12/31/2012	Year Ended 12/31/2013	Year Ended 12/31/2014	Year Ended 12/31/2015	Year Ended 12/31/2016	Six Months Ended 6/30/2017
Earnings (excluding unrealized gains/losses):
Net Increase (Decrease) in Net Assets Resulting from Operations	$60,063,517	$81,211,880	$28,362,448	$47,857,252	$34,256,432	$5,165,494
Add back: Income Tax Expense (Benefit) and Excise Taxes	551,830	539,561	3,103,876	384,028	435,245	304,181
Add back: Fixed Charges	17,242,709	20,647,256	21,180,153	28,148,018	26,720,572	14,024,130
Exclude: Unrealized (Gains) Losses	2,878,015	(2,215,673)	44,162,962	(5,495,657)	26,170,244	23,551,313
Total Earnings (excluding unrealized gains/losses)	$80,736,071	$100,183,024	$96,809,439	$70,893,641	$87,582,493	$43,045,118
Fixed Charges:
Interest and other financing fees	$16,412,898	$20,234,583	$21,180,153	$26,754,001	$26,720,572	$14,024,130
Loss on extinguishment of debt	829,811	412,673	—	1,394,017	—	—
Total Fixed Charges	$17,242,709	$20,647,256	$21,180,153	$28,148,018	$26,720,572	$14,024,130
Ratio of Earnings (Excluding Unrealized Gain/Loss) to Fixed Charges	4.68	4.85	4.57	2.52	3.28	3.07

Footnote (2) disclosure and calculation:

	Year Ended 12/31/2012	Year Ended 12/31/2013	Year Ended 12/31/2014	Year Ended 12/31/2015	Year Ended 12/31/2016	Six Months Ended 6/30/2017
Earnings (excluding unrealized and realized gains/losses):
Net Increase (Decrease) in Net Assets Resulting from Operations	$60,063,517	$81,211,880	$28,362,448	$47,857,252	$34,256,432	$5,165,494
Add back: Income Tax Expense (Benefit) and Excise Taxes	551,830	539,561	3,103,876	384,028	435,245	304,181
Add back: Fixed Charges	17,242,709	20,647,256	21,180,153	28,148,018	26,720,572	14,024,130
Exclude: Unrealized (Gains) Losses	2,878,015	(2,215,673)	44,162,962	(5,495,657)	26,170,244	23,551,313
Exclude: Realized (Gains) Losses	(6,660,776)	(18,419,544)	(13,631,328)	27,489,463	(1,985,048)	8,149,407
Total Earnings (excluding unrealized and realized gains/losses)	$74,075,295	$81,763,480	$83,178,111	$98,383,104	$85,597,445	$51,194,525
Fixed Charges:
Interest and other financing fees	$16,412,898	$20,234,583	$21,180,153	$26,754,001	$26,720,572	$14,024,130
Loss on extinguishment of debt	829,811	412,673	—	1,394,017	—	—
Total Fixed Charges	$17,242,709	$20,647,256	$21,180,153	$28,148,018	$26,720,572	$14,024,130
Ratio of Earnings (Excluding Unrealized Gain/Loss) to Fixed Charges	4.30	3.96	3.93	3.50	3.20	3.65